ZALICUS

ZALICUS PRESENTS DATA DEMONSTRATING ADVANTAGES OF STATE-DEPENDENT ION CHANNEL SCREENING

Utility of Inactivation State Screening for the Identification of Novel Pain Therapies Presented at RSC/SCI Symposium on Ion Channels as Therapeutic Targets Conference

CAMBRIDGE, Mass. – March 19, 2013 – Zalicus Inc. (Nasdaq Global Market: ZLCS) today announced that preclinical data showing the advantages of applying Zalicus’s state dependent screening approach to identify novel calcium channel blockers for the treatment of pain was presented on March 18 at the 4th Annual RSC/SCI Symposium on Ion Channels as Therapeutic Targets Conference taking place from March 18-19, 2013 in Cambridge, UK. In a poster presentation entitled “Screening for State-Dependent Blockers of Voltage Gated Calcium Channels,” Margaret S. Lee, PhD, Vice President of Research & Translational Medicine at Zalicus, demonstrated the utility of inactivation state screening to identify novel, potent, selective and state-dependent calcium channel blockers with efficacy in animal models of inflammatory and neuropathic pain.

“Rapid neuronal firing which occurs during chronic pathological pain results in accumulation of voltage gated calcium channels in an inactivated state. By specifically targeting this inactivated state of these channels, it may be possible to broaden the therapeutic window, minimize adverse effects and increase efficacy for these promising pain therapies,” said Dr. Lee. “Comparative screening in our cell based assays for state dependent modulation of ion channel function has resulted in the discovery of Z160 and Z944, Zalicus’s two most advanced novel, first-in-class calcium channel blockers. Both Z160 and Z944 have effectively demonstrated enhanced potency for their respective targets in the inactivated state.”

About Z160 and N-type Calcium Channel Blockers

Z160 is a first-in-class, oral, state-dependent, selective N-type calcium channel (Cav 2.2) blocker, designed to selectively target neuronal pain signaling by modulating neurons that are undergoing high-frequency firing. Z160 has demonstrated efficacy in multiple animal models of neuropathic and inflammatory pain, suggesting that it has the potential to treat a broad range of chronic pain conditions. Additionally, clinical trials in over 200 subjects have established Z160 as a safe and well tolerated drug candidate. N-type calcium channels have been recognized as key targets in controlling pain because of their key role in transmitting pain through the spinal nerves to the brain. Zalicus has advanced Z160 into two Phase 2a proof-of-concept clinical studies in chronic neuropathic pain and plans to report top-line data in late 2013.

About Z944 and T-type Calcium Channel Blockers

Z944 is a novel, oral, state-dependent, selective T-type calcium channel blocker that has demonstrated preclinical efficacy in multiple inflammatory pain models. T-type calcium channels have been recognized as key targets for therapeutic intervention in a broad range of cell functions and have been implicated in pain signaling. Zalicus completed Phase 1 single and multiple ascending dose clinical studies evaluating the safety and tolerability of Z944 in late 2012 and plans to continue further clinical development during 2013.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

ZALICUS

About Zalicus

Zalicus Inc. (Nasdaq Global Market: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain such as Z160 and Z944 and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidates, their potential and the plans for their clinical and preclinical development, the Zalicus selective Ion channel modulation technology and related preclinical product candidates and its other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and its product candidates may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the development and regulatory approval of Zalicus’ product candidates, including risks relating to formulation and clinical development of Z160 and Z944, the unproven nature of the Zalicus drug discovery technologies, the Company's ability to obtain additional financing or funding for its research and development, and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts: Justin Renz, CFO, Zalicus Inc. 617-301-7575 JRenz@zalicus.com Gina Nugent 617-460-3579 gnugent@zalicus.com (c) 2013 Zalicus Inc. All rights reserved.

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     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com